Exhibit 4.1 Execution Version FIRST SUPPLEMENTAL INDENTURE First Supplemental Indenture (this “Supplemental Indenture”), dated as of December 21, 2018, among American Building Supply, Inc., a California corporation and JBL Hawaii, Limited, a Hawaii corporation (each, a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries”), subsidiaries of JELD-WEN, Inc., a Delaware Corporation (the “Issuer”), and Wilmington Trust, National Association, as trustee (the “Trustee”). W I T N E S E T H WHEREAS, each of JELD-WEN, Inc. and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 14, 2017, providing for the issuance of 4.625% Senior Notes due 2025 and 4.875% Senior Notes due 2027 (the “Notes”); WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders. NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows: (1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. (2) Agreement to Guarantee. Each of the Guaranteeing Subsidiaries hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to a Guarantor, including Article 10 thereof. (3) Execution and Delivery. Each of the Guaranteeing Subsidiaries agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. (4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. (5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. (6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof. (7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries. (8) Benefits Acknowledged. Each of the Guaranteeing Subsidiaries acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written. AMERICAN BUILDING SUPPLY, INC. JBL HAWAII, LIMITED By: /s/ Brian Luke Name: Brian Luke Title: Treasurer WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee By: /s/ W. Thomas Morris, II Name: W. Thomas Morris, II Title: Vice President [ [Signature Page to Supplemental Indenture]